UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)	July 21, 2006

PubliCARD, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	0-29794	23-0991870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Rockefeller Plaza, 14th Floor,
New York, NY	10020
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code	(212) 651-3102

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On July 21, 2006, PubliCARD, Inc. (the “Company”) entered into an Engagement Agreement (as amended, the “Agreement”) with Joseph Sarachek. Pursuant to the Agreement, Mr. Sarachek was appointed to the Company’s Board of Directors on July 21, 2006. Also pursuant to the Agreement, Mr. Sarachek was appointed as the Company’s Chief Executive Officer, effective July 31, 2006. Mr. Sarachek will receive compensation at the rate of $15,000 per month during the term of the Agreement and additional compensation described in the following paragraph. The Agreement may be terminated by the Company or Mr. Sarachek with 30 days’ prior written notice.

Pursuant to the Agreement, Mr. Sarachek has been granted options (the “Initial Options”) to purchase 2,837,075 shares of the Company’s common stock at an exercise price of $0.0279 per share. 1,793,650 of the Initial Options were granted under the Company’s 1999 Long Term Incentive Plan (the “Plan”), and 1,043,425 of the Initial Options were granted pursuant to a Non-Plan Stock Option Agreement between Mr. Sarachek and the Company, dated as of July 21, 2006. All of the Initial Options will vest upon the consummation of a sale of the Company or other restructuring or similar transaction involving the Company, as defined in the Agreement. Following the consummation of any such transaction, Mr. Sarachek will be granted additional options to purchase shares of the Company’s common stock, which options will be exercisable into shares of the Company’s common stock representing (when taken together with the Initial Options) 10% of the Company’s outstanding common stock, calculated on a fully-diluted basis. Such options will be exercisable when granted. The Agreement also provides that, upon consummation of any such transaction, Mr. Sarachek will be entitled to receive a cash transaction fee in an amount equal to a percentage of the aggregate value of such transaction received by the Company or its shareholders ranging from 4% to 7%.

In connection with the Initial Options, Mr. Sarachek and the Company entered into the Non-Plan Stock Option Agreement described above and a Stock Option Agreement, dated as of July 21, 2006 (collectively, the “Stock Option Agreements”). Pursuant to the Stock Option Agreements, the Initial Options have a term of 10 years. If Mr. Sarachek’s engagement by the Company is terminated for cause, or if Mr. Sarachek voluntarily terminates such engagement, if the Initial Options are not then vested, they will terminate. If such engagement is terminated for any other reason, if the Initial Options are then vested, then the Initial Options will be exercisable for the shorter of 90 days following termination and the remainder of their term.

The Agreement further provides that Mr. Sarachek will be entitled to be reimbursed by the Company for his reasonable fees and expenses, and that the Company will indemnify Mr. Sarachek to the maximum extent permitted by law. In connection with the foregoing, Mr. Sarachek and the Company entered into an Indemnification Agreement.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

Antonio L. DeLise has resigned from the Company’s Board of Directors. Mr. DeLise will resign as President, Chief Executive Officer, Chief Financial Officer and Corporate Secretary of the Company, as well as all positions held at the Company’s subsidiaries, effective July 30, 2006. Mr. DeLise is leaving the Company to pursue other opportunities.

On July 21, 2006, Mr. Sarachek was appointed to the Company’s Board of Directors. Pursuant to the Agreement, Mr. Sarachek will be the Company’s Chief Executive Officer effective July 31, 2006. See Item 1.01 above. Mr. Sarachek, 44, has been the Managing Partner and founder of Triax Capital Advisors, LLC, a restructuring advisory firm (“Triax”), since January 2003. Prior to founding Triax, Mr. Sarachek was a Managing Director of Balfour Capital Advisors, the predecessor to Triax, from September 2001 until January 2003. From July 2001 until September 2001, Mr. Sarachek was a Managing Director of Amroc Capital Advisors, a restructuring advisory group. Mr. Sarachek, an attorney, formerly practiced corporate and bankruptcy law at McDermott, Will & Emery and Kelley Drye & Warren. From 1998 through January 2000, Mr. Sarachek acted as a consultant to the Company, but has not transacted any business with the Company since that time.

There are no arrangements or understandings between Mr. Sarachek and any other person pursuant to which he was selected as an officer. Mr. Sarachek has no family relations with any directors or executive officers of the Company. For a period of time until September 30, 2002, Harry Freund, the Chairman of the Board of Directors of the Company and Jay Goldsmith, the Vice Chairman of the Board of Directors of the Company, had a minority interest in Balfour Capital Advisors.

Item 9.01. Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable

(d)	Exhibits

10.1	Engagement Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.2	Addendum to Engagement Agreement, dated as of July 26, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.3	Indemnification Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.4	Stock Option Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.5	Non-Plan Stock Option Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

99.1	Press release issued by PubliCARD, Inc. on July 26, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PubliCARD, Inc.
Registrant

Date: July 27, 2006	/s/ Antonio L. DeLise
Antonio L. DeLise, President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Engagement Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.2	Addendum to Engagement Agreement, dated as of July 26, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.3	Indemnification Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.4	Stock Option Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

10.5	Non-Plan Stock Option Agreement, dated as of July 21, 2006, between PubliCARD, Inc. and Joseph E. Sarachek.

99.1	Press release issued by PubliCARD, Inc. on July 26, 2006.